EXHIBIT 99.2
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 219-8189
Tesoro Corporation Announces Agreements to Purchase Shell’s Los Angeles
Refinery and Approximately 250 Southern California Retail Sites
Assets Complement Tesoro’s Existing Operations
SAN ANTONIO – January 29, 2007 -Tesoro Corporation (NYSE:TSO) announced today that the Board has approved agreements for the company to purchase the Los Angeles refinery (Wilmington), Wilmington Products Terminal, and approximately 250 Southern California Shell-branded retail sites from Shell Oil Products US. The purchase price of Shell’s assets will be $1,630 million, plus the value of petroleum inventory at the time of closing, which at current prices, would be $180 to $200 million. Tesoro also signed a long-term agreement allowing the company to continue operating the retail sites under the Shell brand. The transaction will require regulatory approval and is expected to be completed in the second quarter of 2007.

Tesoro Reports Fourth Quarter Results
“These assets are a tremendous complement to our existing operations on the West Coast and will be immediately accretive to our earnings and cash flow,” said Bruce Smith, Chairman, President and CEO. “The refinery fits perfectly with our system, and we expect to quickly integrate the facility into our network. With the unique focus we have as an independent refiner-marketer in the region, we expect to realize synergies immediately through crude purchasing and shipping logistics, as well as by optimizing the output of our refineries to maximize the production of clean fuel products for the California market.”
Shell Assets
Shell’s Wilmington refinery, located south of Los Angeles, is a 100,000 barrel per day (bpd) heavy, sour crude refinery producing clean fuels that meet California’s stringent requirements. Tesoro expects to generate significant system synergies through integrating the supply of heavy, sour crudes with our Golden Eagle refinery and by utilizing our unique West Coast shipping logistics capabilities. These system synergies are expected to generate EBITDA of $100 million in our first 12 months of ownership. Additionally, Tesoro plans to make investments at Wilmington to improve reliability, upgrade environmental performance, and increase the production of clean products at the plant over the next several years. These investments are anticipated to generate an additional $125 to $150 million of annual EBITDA and should be fully implemented by 2011.
The plant’s major processing units include a 40,000 bpd Delayed Coker, a 36,000 bpd Fluid Catalytic Cracker, a 32,000 bpd Hydrocracking Unit, 32,500 bpd of Reforming capacity in two units, and 101,250 bpd of hydrotreating capacity in four units. The facility has a Nelson Complexity Index rating of 16.4.

Tesoro Reports Fourth Quarter Results
The acquisition also includes approximately 250 high volume Shell-branded retail sites located in Southern California which average approximately 225,000 gallons per month per site. These sites match the current output of California-grade gasoline from the Los Angeles refinery. The purchase includes the underlying real estate at many of the sites.
“We are excited about adding new talent and intellectual capital to Tesoro,” said Smith. “We have grown through acquisitions, and each time we have added people to our organization who have been able to take our company to a new level of performance. We also look forward to working with the local communities and extending our commitment to community giving and volunteerism in Los Angeles and Wilmington.”
Transaction Financing
The purchase will be paid for by using cash on-hand, which at year-end was approximately $1.0 billion and borrowings. The exact amount of both is yet to be determined, but the pro-forma debt-to-capitalization ratio is expected to be less than 50% at the time of closing. The company plans to quickly reduce debt through internally generated cash flow and has set a goal to reduce debt to 40% of capitalization by the end of 2007. Lehman Brothers served as Tesoro’s financial advisor for the transaction.
Conference Call
Tesoro has scheduled a conference call to discuss these transactions today at 10:00 a.m. EST / 7 a.m. PST. Interested parties may listen to the live conference call and view the webcast on the Investor Relations section of the Tesoro website at www.tsocorp.com

Tesoro Reports Fourth Quarter Results
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes over 450 branded retail stations, of which over 200 are company owned and operated under the Tesoro® and Mirastar® brands.
     This earnings release contains certain statements that are “forward-looking” statements concerning future cash flows, debt reduction and capital expenditures within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”
###